Exhibit 99.1

Customers Bank
701 Reading Avenue
West Reading, PA 19611
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
David Patti, Communications Director 610-451-9452

Richard A. Ehst to Retire as Customers Bank's President and Chief Executive Officer After 50-Year Banking Career; Sam Sidhu Named as Successor

West Reading, PA – March 29, 2021 – After more than a half-century of successful banking leadership, Richard A. (“Dick”) Ehst will retire from his post as President and Chief Executive Officer of Customers Bank, a subsidiary of Customers Bancorp, Inc. (NYSE:CUBI). Samvir (“Sam”) Sidhu, currently Vice Chairman and Chief Operating Officer, has been named as Ehst’s successor. The retirement and succession are effective July 1, 2021.

Sam Sidhu served as a Board Member of Customers Bank for eight years prior to joining the bank’s executive management team. In January 2020, Customers Bank announced the recruitment of Sam Sidhu to serve as its Vice Chair and Chief Operating Officer, as well as Head of Corporate Development for Customers Bancorp. Sam, son of Jay Sidhu, chair of Customers Bancorp, Inc., and Customers Bank, will succeed Dick as President and CEO leading the bank’s continued expansion and growth.

Sam Sidhu was the founder and chief executive of Megalith Financial Corp. LLC, a NYSE-listed financial technology-based special purpose acquisition company. Prior to launching Megalith, Sam worked at Providence Equity Partners and Goldman Sachs. He earned an MBA from Harvard Business School and a B.S. from the University of Pennsylvania’s Wharton School.

Despite the COVID-19 global pandemic, Jay, Dick, Sam, and the executive team have led Customers Bank into new markets and launched new products growing earnings, increasing profitability, and improving shareholder value. In the last 12-months, Customers Bank became one of the nation’s top five PPP lenders and successfully spun-off BankMobile, the digital banking and technology subsidiary.

“We cannot thank Dick enough for what he’s done for Customers Bank,” said Jay Sidhu. “He’s positioned us for continued growth and success. He’s worked closely with Sam for the past year to ensure a seamless hand-off and transition. Dick has been my very good friend for nearly 50 years, and we owe so much to him.”

Sam Sidhu echoed the praise, “I am taking over from a banking icon. Dick has been unselfish in sharing with me his wisdom and insight, while encouraging me to follow my instincts and strike out in new directions for the bank. I am excited about the bank’s future and our opportunities. I am indebted to Dick for putting us in a position to achieve even greater success.”

Under Sam Sidhu’s leadership, Customers Bank partnered with several leading fintechs to establish a hybrid banking model. The hybrid model enabled Customers Bank to outperform most larger lenders’ efforts to support small businesses through the Small Business Administration’s Payroll Protection Program (PPP) loans. In January 2021, as the banking industry discussed how to support the third tranche of PPP loans and some lenders expressed concern about fatigue, the executive team decided it would support other lenders’ PPP efforts to help more small businesses weather the American economic recovery.

Customers Bank is currently working with more than 300 banks and over two dozen credit unions, community development financial institutions, minority deposit institutions, microfinance institutions and other lenders to provide a solution for PPP applications, funding, and servicing.

Following retirement, Ehst will be a Director of Customers Bank. Ehst will also step down from his position of President and Chief Operating Officer of Customers Bancorp as of July 1, 2021.

Ehst is a graduate of the Commercial Bank Management Program at Columbia University Graduate School of Business. Ehst began his banking career in 1968 with First Valley Bank in Bethlehem following his service as a Marine during the Vietnam War.

It was at First Valley in 1973 that Ehst met his life-long friend and ultimate business partner, Jay Sidhu.

Ehst served as an independent consultant to more than 70 financial institutions in the Mid-Atlantic region, including Sovereign Bank, a $90 billion-asset bank serving eight states in the Northeast United States that was led by Jay Sidhu. Starting as a consultant to Sovereign Bank, Ehst provided guidance on regulatory matters, mergers and acquisitions, risk management and worked with the bank’s Commercial Development Group to identify and develop corporate and municipal relationships.

Ehst joined Sovereign Bank in 2000, serving as managing director of corporate communications from 2000-2004, regional president for Berks County from 2004-2009, and then as executive vice president, Commercial Middle Market, Mid-Atlantic Division until he left later in 2009 to join Jay Sidhu in the newly formed Customers Bank as president and chief operating officer. He was named CEO in 2020.

Ehst currently serves as a Director of the Reading Hospital Health System Foundation and as an elected board member of the Pennsylvania Chamber of Business and Industry, where he is Chairman of the Chamber’s Education Foundation. Ehst has served on professional and not-for-profit boards in eastern Pennsylvania for over 40 years.

Throughout his career, Ehst has been recognized for his commitment and service in the community. In 2018, Dick and Angela Ehst were honored by the John Paul II Center for Special Learning for raising money to support programs for those with intellectual and developmental disabilities. During the same year, Dick Ehst received the Richard J. Caron Award of Excellence from Caron Treatment Centers, recognizing his dedication to service and commitment to helping provide drug and alcohol treatment to individuals and families who need it most.

The Read Alliance of New York City recognized Dick and Angela Ehst in 2020 for their lifetime of philanthropic efforts and leadership in childhood education and literacy.

Ehst has long been a supporter of the Hope Rescue Mission of Reading which serves the physical, emotional, and spiritual needs of the homeless of Berks County. Ehst has also supported other organizations working to combat homelessness including Opportunity House, Mary’s Shelter, and Family Promise.

Working with other community leaders, Ehst spearheaded the fundraising for the Paul R. Gordon Veterans Social Center located at the Hope Rescue Mission. An annual veterans’ celebration luncheon provides ongoing funding for the Center as well as a scholarship program at the Reading Area Community College and other veterans and military family services. In 2020, Ehst was honored by the I Am Able Foundation for his leadership in supporting veterans.

In 2021, Ehst was invited to join the Board of Directors for the United Way of Berks County and Dick and Angela will serve as the 2021 Campaign Co-Chairs. Later this year, Ehst will be honored as a Champion of Youth by the Reading YMCA.

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About Customers Bancorp, Inc.

Customers Bancorp, Inc. (NYSE:CUBI) is a bank holding company located in West Reading, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank, a full-service bank with $18.4 billion in assets at December 31, 2020. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking and lending services to small and medium-sized businesses, professionals, individuals and families. Services and products are available wherever permitted by law through mobile-first apps, online portals, and a network of offices and branches.